EXHIBIT 99.2

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER
among
CENTEX CONSTRUCTION PRODUCTS, INC.,
CENTEX CORPORATION
and
ARG MERGER CORPORATION
dated as of November 4, 2003

i

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

      This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2003 (this “Agreement”), amends and restates in its entirety the AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2003, by and among CENTEX CONSTRUCTION PRODUCTS, INC., a Delaware corporation (the “Company”), CENTEX CORPORATION, a Nevada corporation (“Centex”), and ARG MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Centex (“Merger Sub”).

WITNESSETH:

      WHEREAS, Centex owns (i) all of the issued and outstanding shares of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) and (ii) an aggregate of 11,962,304 shares of common stock, par value $.01 per share (“Common Stock”), of the Company, representing approximately 65% of the total number of issued and outstanding shares of Common Stock;

      WHEREAS, prior to the Effective Time (as hereinafter defined) of the Merger (as hereinafter defined), Centex plans to contribute to Merger Sub an aggregate of 9,220,000 shares of Common Stock owned by it (the “Contributed Shares”) and will retain 2,742,304 shares of Common Stock owned by it (the “Additional Shares”);

      WHEREAS, Centex and the Company desire that Merger Sub be merged with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), with the result that (i) all of the issued and outstanding shares of Merger Sub Common Stock will be converted into an aggregate of 9,220,000 shares of a new class of common stock of the Company to be designated as Class B Common Stock, par value $.01 per share (“Class B Common Stock”), and (ii) all of the issued and outstanding shares of Common Stock, including the Additional Shares (other than the Contributed Shares, which will be canceled with no securities or other consideration being issued in exchange therefor) will remain issued and outstanding;

      WHEREAS, concurrently with the execution hereof, the Company and Centex are entering into an Amended and Restated Distribution Agreement, dated as of the date hereof (the “Distribution Agreement”), pursuant to which Centex has agreed, subject to the satisfaction of certain conditions set forth in the Distribution Agreement, to distribute on a pro rata basis to the holders of the common stock, par value $.25 per share, of Centex (the “Distribution”) (i) all of the Additional Shares and (ii) all of the shares of Class B Common Stock received by it as a result of the Merger (the Class B Common Stock and the Additional Shares shall be collectively referred to herein as the “Distributable Shares”);

      WHEREAS, the Distribution Agreement provides that the Company will pay a pro rata cash dividend (the “Cash Dividend”) to all of its stockholders in the amount of $6.00 per share of Common Stock;

      WHEREAS, in accordance with the terms of the Distribution Agreement, the Cash Dividend is to be paid prior to the Effective Time of the Merger, and the Merger is to occur prior to the consummation of the Distribution;

      WHEREAS, a special committee of the Board of Directors of the Company (the “Special Committee”) has determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders (other than Centex and Merger Sub);

      WHEREAS, the Board of Directors of the Company has, based in part on the determination of the Special Committee referred to above, (i) determined that this Agreement and the Merger are fair to and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and, subject to obtaining the approval of the stockholders of the Company as required under applicable law, the Merger, and (iii) declared this Agreement to be advisable;

      WHEREAS, the Board of Directors of the Company has directed that this Agreement and the Governance Proposals (as hereinafter defined) the Authorized Capital Increase (as hereinafter defined), the Name Change Proposal (as hereinafter defined) and the Stockholder Rights Plan Proposal (as hereinafter defined) be submitted to the stockholders of the Company at the Stockholders Meeting (as hereinafter defined);

      WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Merger are fair to and in the best interests of, Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and (iii) declared the Merger Agreement to be advisable;

      WHEREAS, the sole stockholder of Merger Sub has approved this Agreement and the Merger by written consent of such sole stockholder;

      WHEREAS, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended; and

      WHEREAS, capitalized terms used herein have the meanings assigned to them in the provisions identified in Section 6.2;

      NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained from the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1.     The Merger.

      (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

      (b) Following satisfaction or waiver of the conditions specified in Article IV, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is specified in the Certificate of Merger in accordance with applicable law (the “Effective Time”).

      (c) The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, all as provided in the DGCL.

      SECTION 1.2.     Effect on Capital Stock. At the Effective Time, automatically and without necessity of any action on the part of the Company or Merger Sub:

      (a) all of the shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be canceled and converted into 9,220,000 fully paid and non-assessable shares of Class B Common Stock of the Surviving Corporation and shall have the rights and privileges set forth in the Surviving Corporation Certificate of Incorporation (as hereinafter defined);

      (b) all of the Contributed Shares shall be canceled and shall cease to exist, and no stock of the Surviving Corporation or any other consideration shall be delivered in exchange therefor; and

      (c) all of the shares of Common Stock (including the Additional Shares) outstanding immediately prior to the Effective Time (other than the Contributed Shares), shall remain issued and outstanding, and each share of Common Stock that immediately prior to the Effective Time was held in the treasury of the Company, if any, shall remain in the treasury of the Company and, in each case, such shares shall have the rights and privileges set forth in the Surviving Corporation Certificate of Incorporation.

      SECTION 1.3.     Share Certificates.

      (a) As soon as practicable after the Effective Time:

(i) the Surviving Corporation shall deliver, or cause to be delivered, to Centex a certificate or certificates issued in the name of Centex, representing an aggregate of 9,220,000 shares of Class B Common Stock to be issued pursuant to Section 1.2(a);

(ii) Merger Sub shall surrender the certificates representing the Contributed Shares to the Surviving Corporation, and the Surviving Corporation shall cancel such certificates; and

(iii) the certificates that immediately prior to the Effective Time represented shares of Common Stock (including the Additional Shares) that remain issued and outstanding or in the treasury of the Company in accordance with Section 1.2(c) shall not be exchanged and shall continue to represent the same number of shares of Common Stock of the Surviving Corporation, without physical substitution of share certificates.

      (b) Any dividend or other distribution declared or made with respect to any shares of capital stock of the Company, whether the record date for such dividend or distribution is before or after the Effective Time, shall be paid to the holder of record of such shares of capital stock on such record date, regardless of whether such holder has surrendered its certificates representing Common Stock or received certificates representing shares of Class B Common Stock pursuant to Section 1.3(a)(i).

ARTICLE II

THE SURVIVING CORPORATION

      SECTION 2.1.     Certificate of Incorporation.

      (a) In the event that this Agreement is adopted by the stockholders, and each of the Written Consent Proposal, the Staggered Board Proposal, the Special Meeting Proposal and the Supermajority Voting Proposal (in each case as hereinafter defined, and collectively, the “Governance Proposals”), the Authorized Capital Increase Proposal and the Name Change Proposal are adopted by the stockholders of the Company at the Stockholders Meeting, at the Effective Time, the Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit A-1 hereto, and as so amended shall be the Restated Certificate of Incorporation of the Surviving Corporation.

      (b) In the event the adoption of any of the Governance Proposals, the Authorized Capital Increase Proposal or the Name Change Proposal is not approved, but the adoption of this Agreement is approved, by the stockholders of the Company at the Stockholders Meeting, at the Effective Time, the Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit A-2 hereto (with such changes as are set forth in Exhibit A-2 hereto to reflect such of the Governance Proposals, the Authorized Capital Increase Proposal or the Name Change Proposal, if any, as may be approved by the stockholders of the Company at the Stockholders Meeting in accordance with Section 242 of the DGCL), and as so amended shall be the Restated Certificate of Incorporation of the Surviving Corporation.

      (c) The Restated Certificate of Incorporation of the Surviving Corporation that becomes effective pursuant to Section 2.1(a) or 2.1(b) is herein referred to as the “Surviving Corporation Certificate of Incorporation.”

      SECTION 2.2.     By-Laws.

      (a) In the event that this Agreement is adopted by the stockholders of the Company, and each of the Governance Proposals, the Authorized Capital Increase Proposal and the Name Change Proposal are adopted by the stockholders of the Company at the Stockholders Meeting, at the Effective Time, the Amended and Restated Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety as set forth in Exhibit B-1 hereto, and as so amended shall be the Amended and Restated Bylaws of the Surviving Corporation.

      (b) In the event the adoption of any of the Governance Proposals, the Authorized Capital Increase Proposal or the Name Change Proposal is not approved, but the adoption of this Agreement is approved, by the stockholders of the Company at the Stockholders Meeting, at the Effective Time, the Amended and Restated Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety as set forth in Exhibit B -2 hereto (with such changes as are set forth in Exhibit B-2 hereto to reflect such of the Governance Proposals, the Authorized Capital Increase Proposal or the Name Change Proposal, if any, as may be approved by the stockholders of the Company at the Stockholders Meeting in accordance with Section 242 of the DGCL), and as so amended shall be the Amended and Restated Bylaws of the Surviving Corporation.

      (c) The Amended and Restated Bylaws of the Surviving Corporation as amended pursuant to Section 2.2(a) or 2.2(b) are herein referred to as the “Surviving Corporation Bylaws.”

      SECTION 2.3.     Directors and Officers.

      (a) The Board of Directors of the Surviving Corporation initially shall consist of the persons serving as members of the Board of Directors immediately prior to the Effective Time, together with one or more additional directors to be designated by the Board of Directors of the Company prior to the Effective Time, to the extent necessary to ensure that the total number of members of the Board of Directors shall be at least seven immediately after the Effective Time. From and after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of the Company specified in the immediately preceding sentence, until the earlier of their removal or resignation or until their successors are duly elected or appointed and qualified in accordance with applicable law. At the Effective Time, the directors of the Surviving Corporation shall be divided pursuant to the Surviving Corporation Certificate of Incorporation into (i) two separate classes (each a “Voting Constituency Class” and together, the “Voting Constituency Classes”) based on the class of common stock of the Surviving Corporation the holders of which are entitled to elect the directors serving as members of each such Voting Constituency Class and (ii) if the Staggered Board Proposal is adopted, three classes (each a “Term of Office Class” and collectively, the “Term of Office Classes”) based on the expiration of the term of office of the members of each such Term of Office Class. Each director in office as of the Effective Time shall be allocated to a Voting Constituency Class and (in the event the Staggered Board Proposal is adopted) a Term of Office Class in accordance with the applicable provisions of the Surviving Corporation Certificate of Incorporation. The Voting Constituency Class and (in the event the Staggered Board Proposal is adopted) the Term of Office Class to which each director is to be allocated shall be set forth in the Proxy Statement (as hereinafter defined) at the time it is mailed to the stockholders of the Company.

      (b) From and after the Effective Time, until the earlier of their removal or resignation or until their successors are duly appointed and qualified in accordance with applicable law and the Surviving Corporation Bylaws, the officers of the Company in office at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III

COVENANTS; REPRESENTATIONS AND WARRANTIES

      SECTION 3.1.     Stockholders Meeting. The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders

Meeting”) for the purpose of considering, as eight separate proposals, (i) the adoption of this Agreement; (ii) the approval of an amendment to the Restated Certificate of Incorporation of the Company to eliminate the ability of stockholders to act by written consent (the “Written Consent Proposal”); (iii) the approval of an amendment to the Restated Certificate of Incorporation of the Company to divide the Board of Directors into three Term of Office Classes (the “Staggered Board Proposal”); (iv) the approval of an amendment to the Restated Certificate of Incorporation of the Company eliminating the ability of the Surviving Corporation’s stockholders to call a special meeting of the stockholders (the “Special Meeting Proposal”); (v) the approval of an amendment to the Restated Certificate of Incorporation of the Company requiring a supermajority vote of the Company’s stockholders entitled to vote thereon to amend certain provisions of the Surviving Corporation’s Certificate of Incorporation (the “Supermajority Voting Proposal”), (vi) the ratification of the adoption of a stockholder rights plan to become effective upon the consummation of the Distribution (the “Stockholder Rights Plan Proposal”); (vii) the approval of an amendment to the Restated Certificate of Incorporation of the Company increasing the authorized capital stock of the Company (the “Authorized Capital Increase Proposal”); and (viii) the approval of an amendment to the Restated Certificate of Incorporation of the Company to change the name of the Company to “Eagle Materials Inc.” (the “Name Change Proposal”). The Special Committee and the Board of Directors of the Company shall recommend to the stockholders of the Company that the stockholders adopt this Agreement and approve each of the Governance Proposals, the Authorized Capital Increase Proposal, the Name Change Proposal and the Stockholder Rights Proposal. The Special Committee and the Board of Directors of the Company shall not withdraw such recommendation; provided, however, that the Special Committee or the Board of Directors may withdraw, change or modify such recommendation if it determines reasonably and in good faith that the Special Committee or the Board of Directors will violate its fiduciary duties to the stockholders of the Company by not withdrawing, changing or modifying such recommendations.

      SECTION 3.2.     Filings; Other Actions.

      (a) Subject to the provisions of this Agreement and the Distribution Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable following the execution hereof a proxy statement (the “Proxy Statement”) for the solicitation of proxies in favor of (i) the adoption of this Agreement and (ii) the approval of the Governance Proposals, the Authorized Capital Increase Proposal, the Name Change Proposal and the Stockholder Rights Proposal. The Company shall not propose to its stockholders the adoption of any of the Governance Proposals, the Authorized Capital Increase Proposal, the Name Change Proposal or the Stockholder Rights Proposal as independent amendments to the Company’s Restated Certificate of Incorporation, but only as amendments to be adopted upon the effectiveness of the Merger. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC for mailing in definitive form as promptly as practicable after such filing. The Company and Centex shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement thereto, and the Company shall notify Centex of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Centex promptly copies of all correspondence between the SEC and the Company or any of its advisors with respect to the Proxy Statement. The Company shall give Centex and its counsel appropriate advance opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC, and shall incorporate therein any reasonable comments Centex may deliver to the Company with respect thereto, before such Proxy Statement, response or reply is filed with or sent to the SEC. The Company agrees to use its reasonable best efforts, after consultation with Centex and its advisors, to respond promptly to all such comments of, and requests by, the SEC and to cause the Proxy Statement to be mailed to the holders of the Common Stock entitled to vote at the Stockholders Meeting promptly upon the resolution of all such comments and requests or at such other time agreed to by the parties hereto.

      (b) The Company agrees promptly to furnish to Centex all copies of written communications (and summaries of the substance of all oral communications) received by it, or any of its affiliates or representatives from, or delivered by any of its affiliates or representatives to, any federal, state or local or international court, commission, governmental body, agency, authority, tribunal, board or other governmental entity (each a “Governmental Entity”) in respect of the transactions contemplated hereby.

      SECTION 3.3.     Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to obtain the adoption of this Agreement by the stockholders of the Company as contemplated by Sections 4.1(a) and 4.2(a) and to consummate as soon as practicable following such approval, the Merger and the other transactions contemplated by this Agreement and the Distribution Agreement, including, but not limited to (a) the obtaining of all necessary actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with the SEC and all other Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Distribution Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity with respect to the Merger, this Agreement or the Distribution Agreement vacated or reversed, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the Distribution Agreement and (e) causing all conditions to the parties’ obligations to consummate (i) the Merger set forth in Article IV of this Agreement and (ii) the Distribution as set forth in Section 2.1(b) of the Distribution Agreement to be satisfied. The Company and Centex, upon the other’s request, shall provide all such information reasonably necessary to accomplish the foregoing concerning the party’s business and affairs to the other party.

      SECTION 3.4.     Representations and Warranties of the Company. The Company hereby represents and warrants to Centex and Merger Sub that:

      (a) the Special Committee has determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders (other than Centex and Merger Sub); and the Board of Directors of the Company has, based in part on the determination of the Special Committee referred to above, (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and, subject to obtaining the approval of the stockholders of the Company as required under applicable law, the Merger, and (iii) declared this Agreement to be advisable;

      (b) the Proxy Statement, the form of proxy and any other solicitation material used in connection therewith and any oral solicitations of proxies made by the Company shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading or omit any statement necessary to correct any statement in any earlier communication with respect to any solicitation of a proxy for any of the matters to be voted upon at the Stockholders Meeting which has become false or misleading, except that no representation or warranty is made by the Company with respect to information relating to Centex or Merger Sub that is provided by Centex in writing specifically for inclusion in the Proxy Statement or any such other solicitation materials or oral solicitations;

      (c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except insofar as enforcement may be limited by (i) any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such is considered in a proceeding at law or in equity); and

      (d) subject to the changes in the Company’s capitalization contemplated by this Agreement, the authorized, issued and outstanding capitalization of the Company is as follows:

(i) 50,000,000 authorized shares of Common Stock, of which 18,440,000 shares were outstanding at the close of business on July 18, 2003; and

(ii) 2,000,000 authorized shares of preferred stock, of which no shares are outstanding on the date of this Agreement.

      SECTION 3.5.     Representations and Warranties of Centex and Merger Sub. Centex and Merger Sub jointly and severally represent and warrant to the Company that:

      (a) this Agreement has been approved by the Board of Directors or a duly authorized committee thereof of each of Centex and Merger Sub; no approval by the shareholders of Centex is required for the consummation of the transactions contemplated by this Agreement; and the sole stockholder of Merger Sub has approved this Agreement and the Merger;

      (b) this Agreement has been duly executed and delivered by Centex and Merger Sub and constitutes a valid and binding agreement of each of them, enforceable against Centex and Merger Sub in accordance with its terms, except insofar as enforcement may be limited by (i) any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such is considered in a proceeding at law or in equity);

      (c) Centex owns beneficially and of record all outstanding capital stock of Merger Sub free and clear of any claims, liens or encumbrances and no other person holds any capital stock of Merger Sub nor has any right to acquire any interest in Merger Sub;

      (d) Centex beneficially owns an aggregate of 11,962,304 shares of Common Stock free and clear of any claims, liens or encumbrances;

      (e) immediately prior to the Effective Time, all of the Contributed Shares shall be owned beneficially and of record by Merger Sub free and clear of any claims, liens or encumbrances;

      (f) Merger Sub was formed by Centex solely for the purposes of effectuating the Merger upon the terms and subject to the conditions of this Agreement, and Merger Sub has no liabilities, commitments or obligations of any kind (known or unknown, fixed or contingent) other than the obligations set forth in or arising from this Agreement and has not entered into any contracts, agreements, commitments or arrangements other than this Agreement; and

      (g) the information provided to the Company in writing specifically for inclusion in the Proxy Statement or other solicitation materials by Centex or the Merger Sub shall not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

CONDITIONS TO THE MERGER

      SECTION 4.1.     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, except that the condition set forth in Section 4.1(a) may not be waived) of the following conditions:

      (a) a proposal to adopt this Agreement shall have been approved by the holders of (i) a majority of the shares of Common Stock issued and outstanding and entitled to vote thereon and (ii) a majority of the shares of Common Stock (other than shares held directly or indirectly by Centex or Merger Sub) present in person or by proxy at the Stockholders Meeting and voting on such proposal;

      (b) all actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained, except those that would not reasonably be expected to have a material adverse effect on any party’s ability to consummate the transactions contemplated by this Agreement;

      (c) the Distribution Agreement shall be in full force and effect;

      (d) prior to the Effective Time, the Board of Directors of Centex shall have declared the Distribution (subject to the prior consummation of the Reclassification (as defined in the Distribution Agreement)); and

      (e) all conditions to the obligations of the Company to pay the Cash Dividend shall have been satisfied or waived by the Company.

      SECTION 4.2.     Conditions to the Obligations of Centex and Merger Sub. The obligations of Centex and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Centex, except that the condition set forth in Section 4.2(a) may not be waived) of the following conditions:

      (a) a proposal to adopt this Agreement and approve the Merger shall have been approved by the holders of (i) a majority of the shares of Common Stock issued and outstanding and entitled to vote thereon and (ii) a majority of the shares of Common Stock (other than shares held directly or indirectly by Centex or Merger Sub) present in person or by proxy at the Stockholders Meeting and voting on such proposal;

      (b) all actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained, except those that would not reasonably be expected to have a material adverse effect on any party’s ability to consummate the transactions contemplated by this Agreement;

      (c) the Distribution Agreement shall be in full force and effect;

      (d) immediately prior to the Effective Time, all the conditions to declaration of the Distribution and the making of the Distribution set forth in the Distribution Agreement, other than the prior consummation of the Merger, shall have been satisfied; and

      (e) prior to the Effective Time, the Company shall have declared and paid the Cash Dividend.

ARTICLE V

TERMINATION

      SECTION 5.1.     Termination

      (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(i) by mutual written consent of the Company and Centex;

(ii) by either the Company or Centex, if there shall be any law or regulation that makes consummation of the Merger or the Distribution illegal or otherwise prohibited or if there shall be entered any judgment, injunction, order or decree enjoining the Company or Merger Sub from consummating the Merger or enjoining Centex from consummating the Distribution and, in either case, such judgment, injunction, order or decree shall have become final and nonappealable;

(iii) by either the Company or Centex if, after a vote on the matter by the Company’s stockholders at the Stockholders Meeting, the condition set forth in Sections 4.1(a) and 4.2(a) shall not be satisfied; or

(iv) by either the Company or Centex, if the Merger is not consummated by January 30, 2004; provided that if the Stockholders Meeting shall have been held and the conditions set forth in Section 4.1(a) and 4.2(a) shall have been satisfied by January 30, 2004, but the Merger shall not have been consummated by such date, then the time period set forth in this clause (iv) shall be extended to the date that is 30 days after the date of the Stockholders Meeting (or such longer period as is agreed by the parties).

      (b) This Agreement shall terminate automatically without any action on the part of the Company, Centex or Merger Sub in the event that the Distribution Agreement is terminated in accordance with its terms.

      SECTION 5.2.     Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

ARTICLE VI

MISCELLANEOUS

      SECTION 6.1.     Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of facsimile or electronic message transmission with delivery confirmed (by voice or otherwise), or by overnight courier to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

      If to Centex or Merger Sub:

c/o Centex Corporation
2728 North Harwood
Dallas, Texas 75201
Fax No.: (214) 981-6859
Attention: Chief Executive Officer

with a copy to:

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Fax No.: (214) 953-6503
Attention: Geoffrey L. Newton

If to the Company:

Centex Construction Products, Inc.
2728 North Harwood
Dallas, Texas 75201
Fax No.: (214) 981-6559
Attention: Chief Operating Officer

and:

The Special Committee of the Board of Directors
c/o The Secretary of the Company
Centex Construction Products, Inc.
2728 North Harwood
Dallas, Texas 75201
Fax No.: (214) 981-6559

with a copy to:

Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
Attention: Michael M. Boone
Fax No.: (214) 651-5940
and
Attention: William L. Boeing
Fax No.: (972) 692-9053

      SECTION 6.2.     Defined Terms. The following terms have the meanings assigned to them in the provisions of this Agreement referred to in the table below:

Term	Section

Additional Shares	Recitals
Agreement	Preamble
Authorized Capital Increase Proposal	Section 3.1
Centex	Preamble
Certificate of Merger	Section 1.1(b)
Class B Common Stock	Recitals
Common Stock	Recitals
Company	Preamble
Contributed Shares	Recitals
Distributable Shares	Recitals
Distribution	Recitals
Distribution Agreement	Recitals
DGCL	Recitals
Effective Time	Section 1.1(b)
Governance Proposals	Section 2.1(b)
Governmental Entity	Section 3.2(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Recitals
Name Change Proposal	Section 3.1
Proxy Statement	Section 3.2(a)
Special Committee	Recitals
Special Meeting Proposal	Section 3.1
Staggered Board Proposal	Section 3.1
Stockholder Rights Plan Proposal	Section 3.1
Stockholders Meeting	Section 3.1
Supermajority Voting Proposal	Section 3.1
Surviving Corporation	Section 1.1(a)
Surviving Corporation Bylaws	Section 2.2(c)
Surviving Corporation Certificate of Incorporation	Section 2.1(c)
Term of Office Classes	Section 2.3(a)
Voting Constituency Classes	Section 2.3(a)
Written Consent Proposal	Section 3.1

      SECTION 6.3.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Merger Sub may at any time prior to the mailing of the Proxy Statement assign all of its rights and obligations under this Agreement to any other wholly owned subsidiary of Centex, and in the case of such assignment, the parties hereto agree to amend this Agreement to reflect such assignment.

      SECTION 6.4.     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

      SECTION 6.5.     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

      SECTION 6.6.     Amendments. Any provision of this Agreement may be amended or waived prior to the Effective Time (whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Centex and Merger Sub or, in the case of a waiver, by the party against whom such waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no amendment shall become effective without a vote of the stockholders approving such amendment if such stockholder vote is required by applicable law in order to effect the proposed amendment.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CENTEX CONSTRUCTION PRODUCTS, INC.

By:	/s/ STEVEN R. ROWLEY

Name: Steven R. Rowley
Title: President & CEO

CENTEX CORPORATION

By:	/s/ LAURENCE E. HIRSCH

Name: Laurence E. Hirsch
Title: Chairman & CEO

ARG MERGER CORPORATION

By:	/s/ LAURENCE E. HIRSCH

Name: Laurence E. Hirsch
Title: President